THIRD AMENDMENT
TO THE
ETF DISTRIBUTION AGREEMENT

THIS THIRD AMENDMENT (“Amendment”) to the ETF DISTRIBUTION AGREEMENT (“Agreement”) dated November 29, 2021, by and between MANAGED PORTFOLIO SERIES (“Trust”) and QUASAR DISTRIBUTORS, LLC (“Quasar”) is entered into as of February 22, 2024 (the “Effective Date”).
WHEREAS, the Trust and Quasar (“Parties”) desire to add additional series of the Trust to Exhibit A of the Agreement; and
WHEREAS, the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.
2.Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.
3.Except as expressly amended hereby, all the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.
4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.
IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

QUASAR DISTRIBUTORS, LLC    MANAGED PORTFOLIO SERIES

By: /s/ Teresa Cowan        By /s/ Brian Wiedmeyer
Teresa Cowan, President        Brian Wiedmeyer, President

DISTRIBUTION AGREEMENT EXHIBIT A
Effective February 22, 2024

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Tremblant Global ETF